EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 14, 2013, in this Registration Statement and related Prospectus of Third Point Reinsurance Ltd.

/s/ Ernst & Young Ltd.

Hamilton, Bermuda

August 5, 2013